UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

          Date of report (Date of earliest event reported)      September 30, 2005

RENT-WAY, INC.

(Exact Name of Registrant as Specified in Its Charter)

PENNSYLVANIA

(State or Other Jurisdiction of Incorporation)

0-22026                                25-1407782

(Commission File Number)                     (IRS Employer Identification No.)

One RentWay Place, Erie, Pennsylvania                 16505

(Address of Principal Executive Offices)                (Zip Code)

(814) 455-5378

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On October 1, 2005, Rent-Way entered into an employment agreement with Gregory L. Matheny under which Mr. Matheny will be employed as Rent-Way’s Executive Vice President and Chief Operating Officer. Mr. Matheny had been employed as Rent-Way’s Senior Vice President of Operations since July 2002. Prior to that time, beginning with his hiring in October 1998, he served in various operations positions at Rent-Way, including Regional Manager, Director of Operations, Divisional Vice President and Senior Vice President (North). Prior to his employment with Rent-Way, Mr. Matheny worked at Rent-A-Center for 8 years. Under Mr. Matheny’s employment agreement, he will receive an annual salary of $215,000 and is eligible to receive an annual bonus in an amount determined by the board of directors. Under the employment agreement, Mr. Matheny’s employment continues until he or Rent-Way gives at least two weeks’ notice of termination or until Mr. Matheny’s death, disability or termination for cause. Upon termination of Mr. Matheny’s employment by Rent-Way for any reason other than cause, upon death or disability or by Mr. Matheny following a change in control of Rent-Way, Mr. Matheny will continue to receive his then current base salary for a period of 12 months. Upon execution of the employment agreement, Mr. Matheny was granted options to purchase 50,000 shares of Rent-Way’s common stock, all of which vested immediately on grant, but which contain restrictions against transfer of the shares underlying the options described below.

        On October 1, 2005, Rent-Way entered into a new employment agreement with John A. Lombardi, Rent-Way’s Vice President and Corporate Controller. Pursuant to the new agreement, Mr. Lombardi’s employment continues until either he or Rent-Way gives at least two weeks’ notice of termination or until Mr. Lombardi’s death, disability or termination for cause. Upon termination of Mr. Lombardi’s employment by Rent-Way for any reason other than cause, upon death or disability, and by Mr. Lombardi following a change in control of Rent-Way, Mr. Lombardi will continue to receive his then current base salary for a period of 12 months. Mr. Lombardi’s current salary and benefits remain unchanged under the new agreement.

        On September 30, 2005, Rent-Way’s board of directors approved the award of options to acquire common stock under its stock option plans to the following executive officers: William Short, 75,000 options and Gregory Matheny, 50,000 options. These options were awarded under forms of stock option agreements that provide for the immediate vesting of the options on grant, but contain restrictions on transfer of the shares underlying the options. The shares underlying the options granted to Mr. Short may not be transferred except as follows: from and after the second anniversary of the grant date, one-third of such shares may be transferred; from and after the third anniversary of the grant date, an additional one-third may be transferred; and from and after the fourth anniversary of the grant date, the remaining one-third may be transferred. The shares underlying the options granted to Mr. Matheny may not be transferred except as follows: from and after the third anniversary of the grant date, one-third of such shares may be transferred; from and after the fourth anniversary of the grant date, an additional one-third may be transferred; and from and after the fifth anniversary of the grant date, the remaining one-third may be transferred. All of the options awarded expire five years following the grant date.

        These awards were made on an immediately vested basis and are expected to mitigate the impact of new SFAS 123(R) on Rent-Way, which is effective for Rent-Way on October 1, 2005, while still maintaining some of the retention benefit associated with options that vest over time.

        On September 30, 2005, Rent-Way’s board of directors approved the acceleration of vesting of all outstanding unvested stock options that had an exercise price greater than $6.87, the closing price of Rent-Way common stock on the New York Stock Exchange on that date. As a result options to acquire approximately 42,000 shares of common stock, which includes no options held by executive officers and 12,000 options held by non-employee directors, which would otherwise have vested over time, became immediately exercisable. The shares underlying the options that were accelerated may not be sold or other transferred until the earlier of the date on which those options would have vested under their original vesting schedule or the option holder’s termination of employment with or service to the Company.

        The board of directors took the foregoing action to accelerate vesting in the strong belief that it is in the best interest of shareholders to minimize the future compensation expense associated with stock options upon adoption of SFAS 123(R), which will occur for Rent-Way on October 1, 2005. The company believes that the accelerated vesting of out-of-the-money options will reduce the company’s aggregate compensation expense in fiscal year 2006 by approximately $0.10 million, and reduce such expense by approximately $0.20 million over the remaining vesting period of the options. Rent-Way also believes that since the accelerated options were out-of-the-money, the acceleration may have a positive effect on employee morale and perception of option value.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

    (c)        Effective October 1, 2005, Gregory L. Matheny was appointed Executive Vice President and Chief Operating Officer of Rent-Way. The disclosure set forth in the first paragraph of Item 1.01 is incorporated into this Item by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT-WAY, INC.

Date: October 6, 2005

By:     /s/William A. McDonnell           Name:
             William A. McDonnell
Title:      Vice President & CFO